[Letterhead of Housley Kantarian & Bronstein, P.C.]




                        December 27, 1999



Board of Directors
Glen Burnie Bancorp
101 Crain Highway S.E.
Glen Burnie, Maryland 21061-3578

     Re:  Post-Effective Amendment No. 1 to Registration
          Statement on Form S-8
          ----------------------------------------------------
          The Bank of Glen Burnie Employee Stock Purchase Plan

Dear Board Members:

     We have acted as special counsel to Glen Burnie Bancorp, a Maryland Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the shares of common stock, par value $1.00 per share (the "Common Stock") of the Company which may be issued pursuant to The Bank of Glen Burnie Employee Stock Purchase Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                             Very truly yours,

                             HOUSLEY KANTARIAN & BRONSTEIN, P.C.


                             By: /s/ James C. Stewart
                                 -----------------------------
                                 James C. Stewart, Esquire